SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)              January 20, 2004

THERMADYNE HOLDINGS CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

000-23378	74-2482571
(Commission File Number)	(IRS Employer Identification No.)

16052 Swingley Ridge Road, Suite 300, Chesterfield, MO	63017
(Address of Principal Executive Offices)	(Zip Code)

(636) 728-3000

(Registrant’s Telephone Number, Including Area Code)

101 S. Hanley Road,
Suite 300,
St. Louis, MO 63105

(Former Name or Former Address, if Changed Since Last Report)

THERMADYNE HOLDINGS CORPORATION

FORM 8-K

Item 5.  Other Events and Required FD Disclosure.

On January 20, 2004, we issued a press release announcing that we intend to offer $165,000,000 of Senior Subordinated Notes due 2014 in a private placement. The press release is filed as Exhibit 99.1 to this Current Report on Form 8-K and incorporated by reference herein.

The information contained in this Current Report on Form 8-K, including Exhibit 99.1 hereto, is neither an offer to sell nor a solicitation of an offer to purchase any of the securities offered. The securities to be offered will not be registered under the Securities Act of 1933, as amended, or applicable state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state securities laws.

Item 7.  Financial Statements, Pro Forma Financial Information and Exhibits.

(c)  Exhibits

See the Exhibit Index attached to this report and incorporated herein by reference.

Item 12.  Results of Operations and Financial Condition.

Although complete financial statements for the three month period ended December 31, 2003 are not yet available, the following summarizes certain preliminary unaudited consolidated financial data for the period. This data may be revised as a result of management’s further review of the quarterly results and as a result of the audit of our financial statements for the year ended December 31, 2003 by our independent auditors. In connection with our emergence from bankruptcy, we adopted “fresh-start” accounting as required by the American Institute of Certified Public Accountants Statement of Position No. 90-7, entitled “Financial Reporting by Entities in Reorganization under the Bankruptcy Code.” As a result, our financial results for the periods ended December 31, 2002 and December 31, 2003 include two different bases of accounting and are not directly comparable. References to the Reorganized Company herein refer to Thermadyne Holdings Corporation following our emergence from bankruptcy, and references to the Predecessor Company refer to Thermadyne Holdings Corporation prior to our emergence from bankruptcy.

	Predecessor Company	Reorganized Company
	Unaudited Three months ended December 31,
	2002	2003
	(in millions)
Statement of Operations Data:
Net sales	$104.4	$111.5
Operating income (loss)	8.4	(7.1)

Balance Sheet Data (end of period):
Cash and cash equivalents	$17.4	$16.6
Total debt(1)	809.3	218.4

(1)                                  December 31, 2002 includes $778.7 million of liabilities subject to compromise.

Net sales for the three-month period ended December 31, 2003 were $111.5 million, which represents 6.8% increase over net sales of $104.4 million for the same period in 2002. Our domestic net sales decreased approximately 6.5% in the fourth quarter of 2003 versus the fourth quarter of 2002. Our international net sales increased approximately 24.4% in the fourth quarter of 2003 versus the fourth quarter of 2002. International sales continued to benefit from a weak U.S. dollar and the effects on translating local currency results. Excluding the impact of currency, total net sales decreased approximately 2.2% and international net sales increased approximately 3.6% in the fourth quarter of 2003 as compared to the same period in 2002. Orders for the three-month period ended December 31, 2003 increased approximately 20% compared to the same period in 2002. Domestic and international orders increased 1% and 48%, respectively, in the fourth quarter of 2003 as compared to the same period in 2002.

Operating loss for the three-month period ended December 31, 2003 was $7.1 million, which compares to operating income of $8.4 million for the same period in 2002. Operating results in the fourth quarter of 2003 as compared to the fourth quarter of 2002 were negatively impacted by (1) a less favorable sales mix between our domestic and international businesses; (2) lower production in our U.S. factories that reduced the amount of fixed factory expenses absorbed into inventory; (3) higher expenditures related to new products and certain sales and marketing programs; (4) costs related to the relocation of production from one of our U.S. factories to Malaysia and the consolidation of two other U.S. manufacturing facilities; and (5) approximately $9.4 million of non-cash charges relating to fresh-start accounting, increases in certain reserves and certain other items that we believe to be non-recurring.

The non-cash charges in the fourth quarter of 2003 include $4.4 million in write-downs of excess inventory reflecting our change in management during the fourth quarter of 2003 and our new strategy to reduce working capital requirements and liquidate inventory at a more rapid pace, $0.8 million in additional provisions to our warranty reserve and $1.8 million to increase our allowance for doubtful accounts in recognition of the bankruptcy filing of one of our customers and deteriorated aging in other accounts.  The non-cash charges in the fourth quarter of 2003 related to fresh start accounting include a $0.6 million cost of sales increase related to the step-up in fair values and subsequent sale of our foreign inventory and approximately $0.9 million of incremental depreciation expense related to the revaluation of our fixed assets. In addition, we recorded approximately $0.9 million of severance expense in the fourth quarter of

2003 related to a management change in the fourth quarter of 2003.

This Current Report on Form 8-K contains statements that are forward-looking within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934. When used herein, the words “anticipates”, “expects”, “believes”, “goals”, “intends”, “plans”, or “projects” and similar expressions are intended to identify forward-looking statements. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and that actual results could differ materially as a result of known and unknown risks and uncertainties, including: various regulatory issues, general economic conditions, future trends, and other risks, uncertainties and factors disclosed in the company’s most recent reports on Forms 10-K, 10-Q and 8-K filed with the Securities and Exchange Commission.

The information in this Item 12 of this Current Report on Form 8-K shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section. Nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except as expressly set forth by specific reference in such a filing.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  January 20, 2004

THERMADYNE HOLDINGS CORPORATION

By:	/s/ James H. Tate
James H. Tate
Senior Vice-President and Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description

99.1

Press release of Thermadyne Holdings Corporation dated January 20, 2004.